Exhibit 99.1

FOR IMMEDIATE RELEASE

FIRST MIDWEST BANCORP, INC. APPOINTS TWO NEW DIRECTORS
ITASCA, IL, February 27, 2017 - First Midwest Bancorp, Inc. (“First Midwest”) (NASDAQ NGS:FMBI), the parent company of First Midwest Bank, today announced the appointment of Thomas L. Brown and Stephen C. Van Arsdell to its board of directors, effective immediately.

“We are extremely pleased to welcome Tom Brown and Steve Van Arsdell to our board of directors,” said Michael L. Scudder, President and Chief Executive Officer of First Midwest. “Both are highly-accomplished financial and risk professionals who have spent most of their careers working with financial services companies. They will add significant experience and depth to our already-strong board, and we look forward to their insight and counsel.”

Mr. Brown is Vice President and Chief Financial Officer of RLI Corp. (NYSE:RLI), a specialty insurer serving diverse niche property, casualty and surety markets. Mr. Brown is a former partner of PricewaterhouseCoopers, where he served for ten years as its Midwest Regional Financial Services Director and led teams responsible for banking, insurance, capital markets and investment management business sectors. Mr. Brown currently serves on the boards of directors of Prime Holdings Insurance Services, Inc., the Chicago Shakespeare Theatre and Easter Seals Central Illinois. He also serves on the board of trustees of Illinois Wesleyan University. Mr. Brown holds a Bachelor of Science degree in accounting from Illinois Wesleyan University.

Mr. Van Arsdell is a former senior partner of Deloitte & Touche LLP, where he served as Chairman, Chief Executive Officer and Chief Quality Officer for several years. He previously served as Deloitte’s partner-in-charge of its financial services practice in the Midwest. Mr. Van Arsdell currently serves on the board of trustees of the Morton Arboretum and previously chaired the board of trustees of the Conservation Foundation. He is a past member of the boards of the Illinois Cancer Council, Kidney Foundation of Illinois and Literacy Volunteers of America-Illinois. Mr. Van Arsdell holds a Bachelor of Science degree in accounting and a Masters of Accounting Science degree from the University of Illinois, where he is a member of the Dean’s advisory council for the College of Business and vice chairman of the board of directors of the University of Illinois Alumni Association.

About First Midwest

First Midwest is a relationship-focused financial institution and one of the largest independent publicly-traded bank holding companies based on assets headquartered in the Midwest, with approximately $14 billion in assets and $9 billion in trust assets under management. First Midwest’s principal subsidiary, First Midwest Bank, and other affiliates provide a full range of commercial, equipment leasing, retail, wealth management, trust and private banking products and services through over 130 locations in metropolitan Chicago, northwest Indiana, central and western Illinois, and eastern Iowa. First Midwest’s common stock is traded on the NASDAQ Stock Market under the symbol FMBI. First Midwest’s website is www.firstmidwest.com.

Contact Information:
James M. Roolf
Senior Vice President and Corporate Relations Officer
(630) 875-7533
jim.roolf@firstmidwest.com

First Midwest Bancorp, Inc. | One Pierce Place | Suite 1500 | Itasca | IL | 60143